UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

☒	Filed by the Registrant
	Filed by a Party other than the Registrant

Check the appropriate box:
	Preliminary Proxy Statement
	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
	Definitive Proxy Statement
☒	Definitive Additional Materials
	Soliciting Material Pursuant to §240.14a-12

CHARMING SHOPPES, INC.
(Name of Registrant as Specified in Its Charter)

__________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

	Fee paid previously with preliminary materials.


Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PROXY COMMUNICATION STATEMENT:

On May 12, 2010, Charming Shoppes, Inc. filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the 2010 Annual Meeting of Shareholders of Charming Shoppes, Inc., and began the process of mailing (i) the definitive proxy statement and a proxy card or (ii) the Notice of Internet Availability of Proxy Materials to shareholders.  Charming Shoppes’ shareholders are strongly advised to read Charming Shoppes’ proxy statement as it contains important information.  Shareholders may obtain a copy of Charming Shoppes’ definitive proxy statement and any other documents filed by Charming Shoppes with the SEC for free at the SEC’s website at http://www.sec.gov.  Copies of the definitive proxy statement are available for free at Charming Shoppes’ website at http://www.charmingshoppes.com.

[Charming Shoppes, Inc. Letterhead]

June 18, 2010

Talan Torressen
Fidelity Investments
1 Spartan Way, TS1E
Merrimack, NH 03054

Dear Mr. Torressen:

I refer to our telephone conversation on June 15, 2010 and confirm the Company’s agreement to submit to our Board for approval prior to our 2011 Annual Meeting of Shareholders an amendment to our 2010 Stock Award and Incentive Plan providing for, among other things, the following:  (a) if the grant or vesting of full-value awards is subject to performance conditions, such full-value awards shall have a minimum vesting period of no less than one year, and (b) if neither the grant nor the vesting of full-value awards is subject to performance conditions, such full-value awards shall vest over a period of no less than three years; provided that (1) such full-value awards may vest on an accelerated basis in the event of a participant’s death, disability, retirement, other termination not due to the fault of the participant, or in the event of a change in control or other special circumstances, and (2) up to five percent of the shares of stock authorized under the Plan may be granted as full-value awards free of the limitations on vesting set forth in (a) and (b) above.  For these purposes, bonus shares and dividend equivalents are excluded from the meaning of full-value awards.

Sincerely,

CHARMING SHOPPES, INC.

/S/ COLIN D. STERN
Colin D. Stern
Executive Vice President,
General Counsel and Secretary

CDS/rg